Exhibit 99.21

                          ACTION BY WRITTEN CONSENT OF
           THE SOLE HOLDER OF THE SERIES E CONVERTIBLE PREFERRED STOCK
                            OF SOFTNET SYSTEMS, INC.

                  In accordance with Section 615 of the Business Corporation Law, RGC International Investors, LDC ("RGC"), being the only holder of the Series E Preferred Stock of SoftNet Systems, Inc., a New York corporation ("SoftNet"), hereby approves the following resolution by written consent:

                  WHEREAS, SoftNet has proposed to rename the Series E Convertible Preferred Stock the "Series C Convertible Preferred Stock" without changing any of the other terms of the Series E Convertible Preferred Stock; and

                  WHEREAS, such action will require amendments to the Company's Restated Certificate of Incorporation (the "Certificate").

                  NOW, THEREFORE, BE IT RESOLVED, that RGC hereby consents to the redesignation of the Series E Convertible Preferred Stock to the "Series C Convertible Preferred Stock."

                  RESOLVED FURTHER; that RGC hereby consents to the amendment of the Certificate to reflect such name change and all action by the Company to make such amendments effective.

                  RESOLVED FURTHER, that all references in that certain Securities Purchase Agreement beytween the Company and RGC dated August 31, 1998, that certain Registration Rights Agreement between the Company and RGC dated August 31, 1998, and all documents related thereto, to the "Series E Convertible Preferred Stock" shall hereafter be references to the "Sereis C Convertible Preferred Stock."

                  IN WITNESS WHEREOF, the undersigned shareholder has duly authorized and executed this consent to be effective as of Septembet 30, 1998.

                                               RGC INTERNATIONAL INVESTORS, LDC

                                         By:   Rose Glen Capital Management,
                                               L.P., Investment Manager

                                         By:   RGC General Partner Corp.


                                         By:   /s/ Gary S. Kaminsky
                                               --------------------------------
                                               Name: Gary S. Kaminsky
                                               Its:   Managing Director